Exhibit 99.1

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports 2021 Results and Provides 2022 Guidance

Highlights from Full Year 2021 Results and 2022 Guidance from Continuing Operations
•GAAP earnings per diluted share (EPS) of $6.66 compared to $2.77 in 2020.
•Record EPS, excluding Special Items, of $6.55 increased 87% compared to 2020.
•Record operating margin of 15.8%.
•Record free cash flow of $415 million (cash provided by operating activities less capital spending).
•Core year-over-year sales growth of 12% and core year-over-year order growth of 19%.
•Introducing 2022 GAAP EPS guidance of $6.85-$7.25.
•Excluding Special items, 2022 EPS guidance is $7.00-$7.40, reflecting 10% earnings growth compared to 2021 at the midpoint.

STAMFORD, CONNECTICUT - January 24, 2021 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported fourth quarter and full-year 2021 financial results, and provided its full-year 2022 outlook.

Max Mitchell, Crane Co. President and Chief Executive Officer stated: “I remain so incredibly proud of how all of our global teams across Crane performed throughout the challenges of the last two years. Our success reflects the dedication and commitment of our 11,000 associates who embody the best of Crane's strong culture, and who create value for our customers and all of our stakeholders every day with their passion and innovation."

"That culture and passion was clearly apparent in our phenomenal 2021 results, with record adjusted EPS, operating margin, and free cash flow despite the year's difficult and uncertain environment. We also made further progress positioning Crane for sustainable value creation in the decade ahead through continued innovation and investments in our technology roadmaps that will drive organic share gains and outperformance vs. peers as our end markets continue to recover."

"Looking to 2022, our performance momentum continues, and we are confident in the strength of our three growth platforms and our demonstrated ability to successfully deliver strong results in the current environment. Despite continued uncertainty related to COVID and other operating conditions, we are introducing initial 2022 adjusted EPS from continuing operations guidance of $7.00-$7.40, reflecting 10% growth at the midpoint compared to our record 2021 earnings. That earnings momentum, along with consistently strong cash flow, will enable us to drive further value through continued organic investments, as well as through capital deployment and inorganic growth in 2022 and beyond."

Full Year 2021 Results from Continuing Operations
Full year 2021 GAAP earnings from continuing operations per diluted share (EPS) of $6.66, compared to $2.77 in 2020. Excluding Special Items, full year 2021 EPS from continuing operations was $6.55, compared to $3.53 in 2020. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full year 2021 sales were $3.2 billion, an increase of 15% compared to the prior year. The sales increase was comprised of a $343 million, or 12%, increase in core sales, a $71 million, or 3%, benefit from favorable foreign exchange, and a slight benefit from an acquisition.
Full year 2021 operating profit was $502 million, compared to $240 million in 2020. Operating profit margin was 15.8%, compared to 8.7% last year, with the improvement driven primarily by higher volumes, as well as favorable mix, savings from 2021 cost actions, and substantially lower repositioning costs. Excluding Special Items, full year 2021 operating profit was $501 million, compared to $300 million last year. Excluding Special Items, operating profit margin was 15.8%, compared to 10.8% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Summary of Full Year 2021 Results from Continuing Operations

	Full Year		Change
(dollars in millions)	2021	2020	$	%
Net sales (GAAP)	$3,180	$2,761	$419	15%
Core sales			343	12%
Foreign exchange			71	3%
Acquisitions			5	—%

Operating profit	$502	$240	$262	109%
Operating profit, before special Items (adjusted)*	$501	$300	$201	67%

Operating profit margin	15.8%	8.7%		710bps
Operating profit margin, before special items (adjusted)*	15.8%	10.8%		500bps
*Please see the attached Non-GAAP Financial Measures tables
Cash Flow and Other Financial Metrics
Cash provided by operating activities from continuing operations during full year 2021 was $467 million, compared to $284 million in 2020. Capital expenditures in 2021 were $52 million, compared to $33 million in 2020. Free cash flow from continuing operations (cash provided by operating activities from continuing operations less capital spending) for 2021 was $415 million, compared to $251 million in 2020.
The Company held cash and short-term investments of $479 million at December 31, 2021, compared to $581 million at December 31, 2020. Total debt was $842 million at December 31, 2021, compared to $1,219 million at December 31, 2020.
Rich Maue, Crane Co. Senior Vice President and Chief Financial Officer, added: "Reflecting confidence in our long term outlook, and supported by continued robust free cash flow and a very strong balance sheet, during the fourth quarter we repurchased just under $100 million of our stock, leaving approximately $200 million remaining under the share repurchase authorization that we announced in October 2021. In addition, we also announced today that our Board of Directors declared a 9% increase in our quarterly dividend to $0.47, from $0.43, per share. Our balance sheet strength supports these returns of cash to our shareholders, as well as providing substantial financial flexibility for our active pursuit of acquisitions, and a continued evaluation of further capital deployment options to drive shareholder returns."
Fourth Quarter 2021 Results from Continuing Operations
Fourth quarter 2021 GAAP earnings from continuing operations per diluted share (EPS) of $1.16, compared to $0.73 in the fourth quarter of 2020. Excluding Special Items, fourth quarter 2021 EPS from continuing operations was $1.25, compared to $0.92 in the fourth quarter of 2020. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth quarter 2021 sales were $771 million, an increase of 13% compared to the fourth quarter of 2020. The sales increase was comprised of a $86 million, or 13%, increase in core sales, and a $1 million benefit from favorable foreign exchange.
Fourth quarter 2021 operating profit was $87 million, compared to $54 million in the fourth quarter of 2020. Operating profit margin was 11.3%, compared to 7.9% last year, with the improvement driven primarily by higher volumes and favorable mix. Excluding Special Items, fourth quarter 2021 operating profit was $93 million, compared to $70 million last year. Excluding Special Items, operating profit margin was 12.1%, compared to 10.2% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Summary of Fourth Quarter 2021 Results from Continuing Operations

	Fourth Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales (GAAP)	$771	$684	$87	13%
Core sales			86	13%
Foreign exchange			1	—%

Operating profit	$87	$54	$33	62%
Operating profit, before special Items (adjusted)*	$93	$70	$23	33%

Operating profit margin	11.3%	7.9%		340bps
Operating profit margin, before special items (adjusted)*	12.1%	10.2%		190bps
*Please see the attached Non-GAAP Financial Measures tables

Fourth Quarter 2021 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2021 versus the fourth quarter 2020.
Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$158	$143	$15	10%

Operating profit	$21	$13	$8	60%
Operating profit, before special items (adjusted)*	$21	$15	$6	40%

Operating profit margin	13.1%	9.0%		410bps
Operating profit margin, before special items (adjusted)*	13.1%	10.3%		280bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $158 million increased 10% compared to the prior year. Operating profit margin improved to 13.1%, from 9.0% last year, primarily reflecting higher volumes and favorable mix. Aerospace & Electronics' order backlog was $460 million at December 31, 2021 compared to $491 million at December 31, 2020.
Process Flow Technologies

	Fourth Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$299	$258	$41	16%
Core sales			39	15%
Foreign exchange			2	1%

Operating profit	$42	$24	$18	75%
Operating profit, before special Items (adjusted)*	$43	$28	$15	55%

Operating profit margin	13.9%	9.2%		470bps
Operating profit margin, before special items (adjusted)*	14.3%	10.7%		360bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $299 million increased $41 million, or 16%, driven by a $39 million, or 15%, increase in core sales, and a $2 million, or 1%, benefit from favorable foreign exchange. Operating profit margin increased to 13.9%, compared to 9.2% last year, primarily reflecting higher volumes. Excluding Special Items, operating margin increased to 14.3%, compared to 10.7% last year. Process Flow Technologies order backlog was $358 million at December 31, 2021 compared to $313 million at December 31, 2020.

Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$314	$283	$31	11%
Net sales, including acquisition-related deferred revenue*	314	285	29	10%
Core sales			32	11%
Foreign exchange			(1)	—%

Operating profit	$60	$32	28	90%
Operating profit, before special Items (adjusted)*	$58	$42	16	38%

Operating profit margin	19.1%	11.2%		790bps
Operating profit margin, before special items (adjusted)*	18.5%	14.7%		380bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $314 million increased $31 million, or 11%, driven by a $32 million, or 11%, increase in core sales, partially offset by a $1 million impact from unfavorable foreign exchange. Operating profit margin increased to 19.1%, from 11.2% last year, primarily reflecting favorable mix, higher volumes, and the absence of repositioning costs. Excluding Special Items, operating profit margin increased to 18.5%, from 14.7% last year.
Introducing 2022 Guidance
We are introducing full year 2022 GAAP EPS from continuing operations guidance in a range of $6.85-$7.25. Excluding Special Items, full year 2022 EPS from continuing operations guidance is $7.00-$7.40. Sales are expected to be approximately $3.3 billion with core sales growth of 4% to 6%. Additional details of our guidance are shown in the following table (Please see the attached non-GAAP Financial Measures tables.)

Full Year 2022 Guidance Details (Continuing Operations Basis)
($ Millions, except per share amounts)
Net sales	~$3,300
Core sales growth	+4% to +6%
FX translation	(1.5%)
Diluted earnings per share, GAAP	$6.85 to $7.25
Diluted earnings per share, non-GAAP (adjusted)	$7.00 to $7.40
Operating cash flow	$410 to $450
Capital expenditures	$60
Free cash flow	$350 to $390
Corporate expense	~$75
Adjusted tax rate	~21%
Non-operating expense, net	~$26
Full-year diluted share count	~57 million

We will provide additional details about our full-year guidance on the Company's fourth quarter 2021 earnings conference call on January 25, 2022 and in the slide presentation accompanying that call, as well as at the Company's Annual Investor Day conference scheduled for March 30, 2022.
Additional Information
Share repurchases under the previously disclosed authorization may occur from time to time in open market transactions at prevailing prices or by other means in accordance with federal securities laws. The timing and amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. There is no guarantee as to the number of shares that will be repurchased or the amount that will be spent on repurchases, and the repurchases may be extended, suspended, or discontinued at any time without prior notice at the Company’s discretion. This press release is neither an offer to sell, or the solicitation of an offer to purchase, any securities.
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.
Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 25, 2022 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Aerospace & Electronics, Process Flow Technologies, Payment & Merchandising Technologies, and Engineered Materials. On May 24, 2021, Crane announced that it had signed an agreement to divest its Engineered Materials segment; that sale is pending, subject to customary closing conditions and regulatory approvals. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors, including risks and uncertainties related to the ongoing COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in these forward-looking statements. Such factors also include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; inflationary pressures; supply chain disruptions; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; the risks that any regulatory approval that may be required for the Engineered Materials divestiture is delayed or is not obtained, that the Engineered Materials divestiture does not close or that the related transaction agreement is terminated, or that the benefits expected from the Engineered Materials divestiture will not be realized or will not be realized within the expected time period; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange

Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent reports filed with the Securities and Exchange Commission. Crane Co. does not undertake any obligation to update or revise any forward-looking statements.

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales:
Aerospace & Electronics	$158.1	$143.4	$638.3	$650.7
Process Flow Technologies	298.7	257.7	1,196.6	1,005.8
Payment & Merchandising Technologies	313.7	282.6	1,345.1	1,104.8
Total net sales	$770.5	$683.7	$3,180.0	$2,761.3

Operating profit:
Aerospace & Electronics	$20.7	$12.9	$110.0	$100.7
Process Flow Technologies	41.5	23.7	182.5	97.7
Payment & Merchandising Technologies	60.1	31.7	307.5	100.6
Corporate	(35.2)	(14.4)	(97.7)	(58.8)
Total operating profit	$87.1	$53.9	$502.3	$240.2

Interest income	$0.3	$0.7	$1.4	$2.0
Interest expense	(10.9)	(13.9)	(46.9)	(55.3)
Miscellaneous, net	3.3	4.2	20.4	14.9
Income from continuing operations before income taxes	79.8	44.9	477.2	201.8
Provision for income taxes	11.0	2.3	82.9	38.6
Net income from continuing operations before allocation to noncontrolling interests	68.8	42.6	394.3	163.2
Less: Noncontrolling interest in subsidiaries’ earnings	—	0.1	—	0.1
Net income from continuing operations attributable to common shareholders	68.8	42.5	394.3	163.1
Income from discontinued operations, net of tax [1]	3.3	4.3	41.1	17.9
Net income attributable to common shareholders	$72.1	$46.8	$435.4	$181.0

Earnings per diluted share from continuing operations	$1.16	$0.73	$6.66	$2.77
Earnings per diluted share from discontinued operations	0.06	0.07	0.70	0.31
Earnings per diluted share	$1.22	$0.80	$7.36	$3.08

Average diluted shares outstanding	59.2	58.5	59.2	58.8
Average basic shares outstanding	58.4	58.1	58.4	58.3

Supplemental data:
Cost of sales	$482.5	$457.8	$1,938.9	$1,802.0
Selling, general & administrative	200.9	172.0	738.8	719.1
Acquisition-related and integration charges [2]	—	2.7	—	12.9
Transaction related expenses [2]	6.8	—	8.2	—
Repositioning related (gains) charges, net [2]	(0.8)	10.9	(9.6)	36.8
Depreciation and amortization [2]	29.8	31.2	119.5	123.8
Stock-based compensation expense [2]	6.2	6.0	24.5	21.8

[1] The twelve-month period ended December 31, 2021 includes $20.6 million of deferred tax benefit associated with the pending disposition of the Engineered Materials segment.
[2] Amounts included within Cost of sales and/or Selling, general & administrative costs.

CRANE CO.
Condensed Balance Sheets
(in millions)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$478.6	$551.0
Accounts receivable, net	472.4	423.9
Current insurance receivable - asbestos	13.7	14.4
Inventories, net	440.9	429.7
Other current assets	118.1	137.3
Current assets held for sale	220.5	17.4
Total current assets	1,744.2	1,573.7

Property, plant and equipment, net	527.3	573.7
Long-term insurance receivable - asbestos	60.0	72.5
Other assets	742.6	757.5
Goodwill	1,412.5	1,437.7
Long-term assets held for sale	—	199.9
Total assets	$4,486.6	$4,615.0

Liabilities and equity
Current liabilities
Short-term borrowings	$—	$375.7
Accounts payable	246.7	198.9
Current asbestos liability	62.3	66.5
Accrued liabilities	430.7	388.0
Income taxes	10.6	0.1
Current liabilities held for sale	44.9	27.4
Total current liabilities	795.2	1,056.6

Long-term debt	842.4	842.9
Long-term deferred tax liability	71.1	53.6
Long-term asbestos liability	549.8	603.6
Other liabilities	393.0	501.0
Long-term liabilities held for sale	—	26.2

Total equity	1,835.1	1,531.1
Total liabilities and equity	$4,486.6	$4,615.0

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Operating activities from continuing operations:
Net income from continuing operations attributable to common shareholders	$68.8	$42.5	$394.3	$163.1
Gain on sale of property	—	—	(18.5)	—
Depreciation and amortization	29.8	31.2	119.5	123.8
Stock-based compensation expense	6.2	6.0	24.5	21.8
Defined benefit plans and postretirement credit	(2.0)	(2.6)	(8.0)	(7.1)
Deferred income taxes	15.2	8.5	10.8	16.0
Cash provided by operating working capital	66.2	40.2	29.7	37.8
Defined benefit plans and postretirement contributions	(6.7)	(25.4)	(29.4)	(28.4)
Environmental payments, net of reimbursements	(1.3)	(1.3)	(5.8)	(4.2)
Asbestos related payments, net of insurance recoveries	(15.3)	(7.3)	(44.9)	(31.1)
Other	(5.9)	(4.9)	(5.5)	(7.6)
Total provided by operating activities from continuing operations	$155.0	$86.9	$466.7	$284.1
Investing activities from continuing operations:
Payments for acquisitions, net of cash acquired	$—	$(0.3)	$—	$(169.5)
Proceeds from disposition of capital assets	0.4	0.6	23.6	4.4
Capital expenditures	(26.4)	(13.0)	(51.7)	(32.9)
Purchase of marketable securities	—	(30.0)	(10.0)	(90.0)
Proceeds from sale of marketable securities	—	60.0	40.0	60.0
Total (used for) provided by investing activities from continuing operations	$(26.0)	$17.3	$1.9	$(228.0)
Financing activities from continuing operations:
Dividends paid	$(25.1)	$(25.0)	$(100.6)	$(100.4)
Reacquisition of shares on open market	(96.3)	—	(96.3)	(70.0)
Stock options exercised, net of shares reacquired	4.3	0.9	14.2	5.1
Debt issuance costs	—	—	—	(1.3)
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	—	—	251.3
Repayments of commercial paper with maturities greater than 90 days	—	(108.1)	(27.1)	(296.7)
Net repayments from issuance of commercial paper with maturities of 90 days or less	—	—	—	(76.8)
Proceeds from revolving credit facility	—	—	—	77.2
Repayments of revolving credit facility	—	—	—	(77.2)
Proceeds from term loan	—	—	—	343.9
Repayment of term loan	—	—	(348.1)	—
Total (used for) provided by financing activities from continuing operations	$(117.1)	$(132.2)	$(557.9)	$55.1
Discontinued operations:
Total provided by operating activities	$16.5	$14.5	$31.8	$25.4
Total used for investing activities	(0.8)	(0.5)	(2.2)	(1.1)
Increase in cash and cash equivalents from discontinued operations	15.7	14.0	29.6	24.3
Effect of exchange rate on cash and cash equivalents	0.2	20.4	(12.7)	21.6
Increase (decrease) in cash and cash equivalents	27.8	6.4	(72.4)	157.1
Cash and cash equivalents at beginning of period	450.8	544.6	551.0	393.9
Cash and cash equivalents at end of period	$478.6	$551.0	$478.6	$551.0

CRANE CO.
Order Backlog
(in millions)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Aerospace & Electronics	$459.8	$478.5	$472.9	$481.6	$491.2
Process Flow Technologies	357.9	351.4	344.1	325.4	313.4
Payment & Merchandising Technologies	438.0	387.9	374.7	337.0	347.6
Total backlog	$1,255.7	$1,217.8	$1,191.7	$1,144.0	$1,152.2

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2021		2020		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$770.5		$683.7		12.7%
Acquisition-related deferred revenue[1]	—		2.5
Net sales before special items (adjusted)	$770.5		$686.2		12.3%

Operating profit (GAAP)	$87.1		$53.9		61.6%
Operating profit margin (GAAP)	11.3%		7.9%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	—		2.5
Acquisition-related and integration charges	—		2.7
Transaction related expenses	6.8		—
Repositioning related (gains) charges, net	(0.8)		10.9
Operating profit before special items (adjusted)	$93.1		$70.0		33.0%
Operating profit margin before special items (adjusted)	12.1%		10.2%

Net income from continuing operations attributable to common shareholders (GAAP)	$68.8	$1.16	$42.5	$0.73	61.9%

Special items, net of tax, impacting net income from continuing operations attributable to common shareholders:
Acquisition-related deferred revenue [1]	—	—	1.8	0.03
Acquisition-related and integration charges	—	—	2.1	0.04
Transaction related expenses	5.9	0.10	—	—
Repositioning related (gains) charges, net	(0.6)	(0.01)	8.5	0.15
Pension curtailments and settlements	(0.1)	—	(0.7)	(0.02)
Net income from continuing operations, net of tax, attributable to common shareholders before special items (adjusted)	$74.0	$1.25	$54.2	$0.92	36.5%

Special items impacting provision for income taxes from continuing operations:
Provision for income taxes (GAAP)	$11.0		$2.3
Tax effect of acquisition-related deferred revenue [1]	—		0.7
Tax effect of acquisition-related and integration charges	—		0.6
Tax effect of transaction related expenses	0.9		—
Tax effect of repositioning related (gains) charges, net	(0.2)		2.4
Tax effect of impact of pension curtailments and settlements	(0.1)		(0.2)
Provision for income taxes before special items (adjusted)	$11.6		$5.8

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Twelve Months Ended December 31,
	2021		2020		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$3,180.0		$2,761.3		15.2%
Acquisition-related deferred revenue [1]	—		10.2
Net sales before special items (adjusted)	$3,180.0		$2,771.5		14.7%

Operating profit (GAAP)	$502.3		$240.2		109.1%
Operating profit margin (GAAP)	15.8%		8.7%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	$—		$10.2
Acquisition-related and integration charges	—		12.9
Transaction related expenses	8.2		—
Repositioning related (gains) charges, net [2]	(9.6)		36.8
Operating profit before special items (adjusted)	$500.9		$300.1		66.9%
Operating profit margin before special items (adjusted)	15.8%		10.8%

Net income from continuing operations attributable to common shareholders (GAAP)	$394.3	$6.66	$163.1	$2.77	141.8%

Special items, net of tax, impacting net income from continuing operations attributable to common shareholders:
Acquisition-related deferred revenue [1]	—	—	7.5	0.13
Acquisition-related and integration charges	—	—	9.9	0.17
Transaction related expenses	7.0	0.12	—	—
Repositioning related (gains) charges, net [2]	(9.1)	(0.15)	27.7	0.47
Pension curtailments and settlements	(0.1)	—	(0.7)	(0.01)
Gain on sale of property	(4.5)	(0.08)	—	—
Net income from continuing operations, net of tax, attributable to common shareholders before special items (adjusted)	$387.6	$6.55	$207.5	$3.53	86.8%

Special items impacting provision for income taxes from continuing operations:
Provision for income taxes (GAAP)	$82.9		$38.6
Tax effect of acquisition-related deferred revenue [1]	—		2.7
Tax effect of acquisition-related and integration charges	—		3.0
Tax effect of transaction related expenses	1.2		—
Tax effect of repositioning related (gains) charges, net [2]	(0.5)		9.1
Tax effect of pension curtailments and settlements	(0.1)		(0.2)
Tax effect of gain on sale of property	(1.2)		—
Provision for income taxes before special items (adjusted)	$82.3		$53.2

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
[2] Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures by Segment
(in millions)

Three Months Ended December 31, 2021	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Corporate	Total Company
Net sales (GAAP)	$158.1	$298.7	$313.7	$—	$770.5

Operating profit (GAAP)	$20.7	$41.5	$60.1	$(35.2)	$87.1
Operating profit margin (GAAP)	13.1%	13.9%	19.1%		11.3%

Special items impacting operating profit:
Transaction related expenses	$—	$—	$—	$6.8	$6.8
Repositioning related charges (gains), net	—	1.3	(2.1)	—	(0.8)
Operating profit before special items (adjusted)	$20.7	$42.8	$58.0	$(28.4)	$93.1
Operating profit margin before special items (adjusted)	13.1%	14.3%	18.5%		12.1%

Three Months Ended December 31, 2020
Net sales (GAAP)	$143.4	$257.7	$282.6	$—	$683.7
Acquisition-related deferred revenue[1]	—	—	2.5	—	2.5
Net sales before special items (adjusted)	$143.4	$257.7	$285.1	$—	$686.2

Operating profit (GAAP)	$12.9	$23.7	$31.7	$(14.4)	$53.9
Operating profit margin (GAAP)	9.0%	9.2%	11.2%		7.9%

Special items impacting operating profit:
Acquisition-related deferred revenue[1]	$—	$—	$2.5	$—	$2.5
Acquisition-related and integration charges	—	1.3	1.4	—	2.7
Repositioning related charges, net	1.9	2.7	6.3	—	10.9
Operating profit before special items (adjusted)	$14.8	$27.7	$41.9	$(14.4)	$70.0
Operating profit margin before special items (adjusted)	10.3%	10.7%	14.7%		10.2%

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures by Segment
(in millions)

Twelve Months Ended December 31, 2021	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Corporate	Total Company
Net sales (GAAP)	$638.3	$1,196.6	$1,345.1	$—	$3,180.0

Operating profit (GAAP)	$110.0	$182.5	$307.5	$(97.7)	$502.3
Operating profit margin (GAAP)	17.2%	15.2%	22.9%		15.8%

Special items impacting operating profit:
Transaction related expenses	$—	$—	$—	$8.2	$8.2
Repositioning related gains, net	—	(5.9)	(3.7)	—	(9.6)
Operating profit before special items (adjusted)	$110.0	$176.6	$303.8	$(89.5)	$500.9
Operating profit margin before special items (adjusted)	17.2%	14.8%	22.6%		15.8%

Twelve Months Ended December 31, 2020
Net sales (GAAP)	$650.7	$1,005.8	$1,104.8	$—	$2,761.3
Acquisition-related deferred revenue[1]	—	—	10.2	—	10.2
Net sales before special items (adjusted)	$650.7	$1,005.8	$1,115.0	$—	$2,771.5

Operating profit (GAAP)	$100.7	$97.7	$100.6	$(58.8)	$240.2
Operating profit margin (GAAP)	15.5%	9.7%	9.1%		8.7%

Special items impacting operating profit:
Acquisition-related deferred revenue[1]	$—	$—	$10.2	$—	$10.2
Acquisition-related and integration charges	—	6.3	6.5	0.1	12.9
Repositioning related charges, net [2]	6.5	10.5	19.8	—	36.8
Operating profit before special items (adjusted)	$107.2	$114.5	$137.1	$(58.7)	$300.1
Operating profit margin before special items (adjusted)	16.5%	11.4%	12.3%		10.8%

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
[2] Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Full Year Guidance
(in millions, except per share data)

2022 Earnings from Continuing Operations per Share Guidance	Low	High
Earnings from continuing operations per diluted share (GAAP)	$6.85	$7.25
Special items impacting earnings per share	0.15	0.15
Earnings from continuing operations per diluted share before special items (adjusted)	$7.00	$7.40

	Three Months Ended December 31,		Twelve Months Ended December 31,		2022 Guidance
Cash Flow Items	2021	2020	2021	2020	Low	High
Cash provided by operating activities before asbestos-related payments	$170.3	$94.2	$511.6	$315.2	$455.0	$495.0
Asbestos-related payments, net of insurance recoveries	(15.3)	(7.3)	(44.9)	(31.1)	(45.0)	(45.0)
Cash provided by operating activities	155.0	86.9	466.7	284.1	410.0	450.0
Less: Capital expenditures	(26.4)	(13.0)	(51.7)	(32.9)	(60.0)	(60.0)
Free cash flow	$128.6	$73.9	$415.0	$251.2	$350.0	$390.0

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Certain non-GAAP measures are provided in this press release. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods. Specifically, management believes that, when considered together with reported amounts, these non-GAAP measures are useful to investors and management in understanding ongoing operations and by providing a clearer view of the underlying trends of the business. In addition, Free Cash Flow provides supplemental information to assist investors and management in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Management uses non-GAAP financial measures in evaluating the Company's core operating results and financial performance. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed as a supplement to, and not as a substitute for or superior to, the Company’s reported results prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP financial measures to the most directly comparable GAAP results are included in the tables at the end of this press release.